Exhibit 12.1

Summit Hotel Properties, Inc.

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(Dollars in Thousands)

	Summit Hotel Properties, Inc.				Summit Hotel Properties, LLC (Predecessor)
	For the Nine Months Ended September 30, 2012		For the Period February 14, 2011 through December 31,		For the Period January 1, 2011 through February 13,		Year Ended December 31,
	(Unaudited)		2011		2011		2010		2009		2008	2007
Earnings
Pre-tax income (loss) from continuing operations	$431		$(6,502)		$(5,868)		$(20,718)		$(17,779)		$4,011	$3,918
Interest expense	11,748		13,193		4,666		26,362		18,321		17,025	14,214
Amortization of financing costs	1,795		2,053		154		1,841		2,029		1,575	1,678
Amortization of capitalized interest	449		524		75		599		599		443	252
Total Earnings	$11,748		$9,268		$(973)		$8,084		$3,170		$23,054	$20,062

Fixed Charges
Interest expense	$11,748		$13,193		$4,666		$26,362		$18,321		$17,025	$14,214
Capitalized interest	—		—		—		—		3,142		3,829	4,490

Amortization of financing costs	1,795		2,053		154		1,841		2,029		1,575	1,678
Total Fixed Charges	$17,012		$15,246		$4,820		$28,203		$23,492		$22,429	$20,382

Preferred Dividends	$3,469		$411		—		—		—		—	—

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.85	(1)	0.59	(2)	(0.20	)(3)	0.29	(4)	0.13	(5)	1.03	0.98	(6)

(1)                                  For this period, earnings were less than fixed charges and preferred stock dividends. The total amount of fixed charges and preferred stock dividends for this period was approximately $17,012,000 and the total amount of earnings was approximately $14,423,000. The amount of the deficiency, or the amount of fixed charges and preferred stock dividends in excess of earnings, was approximately $2,589,000.

(2)                                  For this period, earnings were less than fixed charges and preferred stock dividends.  The total amount of fixed charges and preferred stock dividends for this period was approximately $15,657,000 and the total amount of earnings was approximately $9,268,000.  The amount of the deficiency, or the amount of fixed charges and preferred stock dividends in excess of earnings, was approximately $6,389,000.

(3)                                  For this period, earnings were less than fixed charges.  The total amount of fixed charges for this period was approximately $4,820,000 and the total amount of earnings was approximately $(973,000).  The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $5,793,000.

(4)                                  For this period, earnings were less than fixed charges.  The total amount of fixed charges for this period was approximately $28,203,000 and the total amount of earnings was approximately $8,084,000.  The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $20,119,000.

(5)                                  For this period, earnings were less than fixed charges.  The total amount of fixed charges for this period was approximately $23,492,000 and the total amount of earnings was approximately $3,170,000.  The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $20,322,000.

(6)                                  For this period, earnings were less than fixed charges.  The total amount of fixed charges for this period was approximately $20,382,000 and the total amount of earnings was approximately $20,062,000.  The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $320,000.

Summit Hotel Properties, Inc.

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(Dollars in Thousands)

(Unaudited)

	Summit Hotel Properties, Inc.(1)
	For the Nine Months Ended September 30, 2012		For the Period February 14, 2011 through December 30, 2011
Earnings
Pre-tax income (loss) from continuing operations(2)	$2,099		$(4,556)
Interest expense	10,080		11,247
Amortization of financing costs	1,795		2,053
Amortization of capitalized interest	449		524
Total Earnings	$14,423		$9,268

Fixed Charges
Interest expense	$10,080		$11,247
Capitalized interest	—		—
Amortization of financing costs	1,795		2,053
Total Fixed Charges	$11,875		$13,300

Preferred Dividends	$7,456		$5,062

Pro forma ratio of earnings to combined fixed charges and preferred stock dividends	0.75	(2)	0.50	(3)

(1)                                 Assumes that: (i) the 2,700,000 shares of 7.875% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), of Summit Hotel Properties, Inc. (the “Company”), offered by the prospectus supplement filed by the Company with the Securities and Exchange Commission on December 4, 2012 pursuant to the Securities Act of 1933, as amended (the “Offering”), were issued on February 14, 2011; and the net proceeds from the Offering were used to repay borrowings drawn on the Company’s revolving credit facility.

(2)                                 For this period, earnings were less than fixed charges. The total amount of fixed charges for this period was approximately $19,331,000 and the total amount of earnings was approximately $14,423,000. The amount of the deficiency, or the amount of fixed charges (including assumed Series B Preferred Stock dividends) in excess of earnings, was approximately $4,908,000.

(3)                                 For this period, earnings were less than fixed charges. The total amount of fixed charges for this period was approximately $18,362,000 and the total amount of earnings was approximately $9,268,000. The amount of the deficiency, or the amount of fixed charges (including assumed Series B Preferred Stock dividends) in excess of earnings, was approximately $9,094,000.